EXHIBIT 4.5
BROADPOINT GLEACHER SECURITIES GROUP, INC.
2003 NON-EMPLOYEE DIRECTORS STOCK PLAN
(As Amended and Restated Through June 16, 2009)
     1. Purpose. The purpose of the 2003 Non-Employee Directors’ Stock Plan (the “Plan”) is to promote the interests of Broadpoint Gleacher Securities Group, Inc. (the “Company”), its Subsidiaries and its shareholders by further aligning the intentions of directors with those of the Company’s shareholders. To do this, the Plan offers equity-based opportunities providing directors with a proprietary interest in maximizing the growth, profitability and overall success of the Company and its Subsidiaries.
     2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:
          2.1 “Award” means an award or grant made to a Non-Employee Director under Sections 6 and/or 7 of the Plan.
          2.2 “Award Agreement” means the agreement executed by a Non-Employee Director pursuant to Sections 3.2 and 15.6 of the Plan in connection with the granting of an Award.
          2.3 “Board” means the Board of Directors of the Company, as constituted from time to time.
          2.4 “Code” means the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.
          2.5 “Common Stock” means the Common Stock, par value $.01 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor.
          2.6 “Company” means Broadpoint Gleacher Securities Group, Inc., a New York corporation, or any successor corporation to Broadpoint Gleacher Securities Group, Inc.
          2.7 “Disability” means disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s long-term disability plan, if any. At any time that the Company does not maintain a long-term disability plan, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a physician selected in good faith by the Company.
          2.8 “Exchange Act” means the Securities Exchange Act of 1934, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.
          2.9 “Fair Market Value” means on, or with respect to, any given date(s), the average of the highest and lowest market prices of the Common Stock, as reported on the NASDAQ NMS for such date(s) or, if the Common Stock was not traded on such date(s), on the next preceding day or days on which the Common Stock was traded. If at any time the Common Stock is not traded on such exchange, the Fair Market Value of a share of the Common Stock shall be determined in good faith by the Board.
          2.10 “Non-Qualified Stock Option” means any stock option that is not an “incentive stock option” within the meaning of Section 422 of the Code.
          2.11 “Plan” means the Broadpoint Gleacher Securities Group, Inc. 2003 Non-Employee Director Stock Plan, as set forth herein and as in effect and as amended from time to time (together with any rules and regulations promulgated by the Board with respect thereto).
          2.12 “Restricted Shares” means the restricted shares of Common Stock granted pursuant to the provisions of Section 7 of the Plan and the relevant Award Agreement.
          2.13 “Service Year” means the approximately annual period commencing at an annual meeting of the Company’s shareholders and ending at the next annual meeting of the Company’s shareholders.
          2.14 “Subsidiary(ies)” means any corporation (other than the Company) in an unbroken chain of corporations, including and beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock in one of the other corporations in such chain.
     3. Administration.
          3.1 Administrator of the Plan. The Plan shall be administered by the Board.
          3.2 Plan Rules. The Board shall have full power and authority to promulgate, amend and rescind rules and regulations relating to the implementation, administration and maintenance of the Plan. Subject to the terms and conditions of the Plan, the Board shall make all determinations necessary or advisable for the implementation, administration and maintenance of the Plan including, without limitation, (a) making Awards in such amounts and form as the Board shall determine, (b) imposing such restrictions, terms and conditions upon such Awards as the Board shall deem appropriate, and (c) correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the Plan and/or any Award Agreement. The Board may designate persons other than members of the Board to carry out the day-to-day ministerial administration of the Plan under such conditions and limitations as it may prescribe, except that the Board shall not delegate its authority with regard to the granting of any Awards to Non-Employee Directors. Any determination, decision or action of the Board in connection with the construction, interpretation, administration, implementation or maintenance of the Plan shall be final, conclusive and binding upon all Non-Employee Directors and any person(s) claiming under or through any Non-Employee Directors. The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Board, by execution of written agreements and/or other instruments in such form as is approved by the Board.
          3.3 Liability Limitation. Neither the Board nor any of its members shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or any Award Agreement), and the members of the Board shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

     4. Term of Plan/Common Stock Subject to Plan.
          4.1 Term. The Plan shall terminate at such time as no shares of Common Stock remain available for grant of Awards and no Awards remain outstanding. Outstanding Awards shall remain in effect until they have been exercised, become vested or have terminated or expired.
          4.2 Common Stock. The maximum number of shares of Common Stock in respect of which Awards may be granted or paid out under the Plan, subject to adjustment as provided in Section 12.2 of the Plan, shall not exceed 2,000,000 shares. In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be the Common Stock for purposes of the Plan. Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company (in the open-market or in private transactions) and which are being held as treasury shares. No fractional shares of Common Stock shall be issued under the Plan.
          4.3 Computation of Available Shares. For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the limitations set forth in Section 4.2 of the Plan the maximum number of shares of Common Stock potentially subject to issuance upon exercise of Stock Options granted under Sections 6 of the Plan and the number of shares of Common Stock issued under grants of Restricted Shares pursuant to Section 7 of the Plan, in each case determined as of the date on which such Awards are granted. If any Awards expire unexercised or are forfeited, surrendered, cancelled or terminated, the shares of Common Stock which were theretofore subject to such Awards shall again be available for Awards under the Plan to the extent of such expiration, forfeiture, surrender, cancellation or termination of such Awards.
     5. Eligibility. Any member of the Board who is not an employee of the Company or any Subsidiary (a “Non-Employee Director”) is eligible to participate in the Plan.
     6. Stock Options.
          6.1 Terms and Conditions. Stock options granted under the Plan shall be in respect of Common Stock and shall be in the form of Non-Qualified Stock Options (“Stock Options”). Such Stock Options shall be subject to the terms and conditions set forth in this Section 6 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Board shall set forth in the relevant Award Agreement.
          6.2 Annual Stock Option Grant. Each person who is or becomes a Non-Employee Director on the date of an annual meeting of the Company’s shareholders and whose service will continue after such meeting shall be granted a Stock Option under the Plan to purchase a number of shares of Common Stock, if any, determined annually by the Board; provided, however, that no Non-Employee Director may receive Stock Options worth in the aggregate more than $100,000 (as determined by the Board) in any Service Year (including Stock Options granted pursuant to Section 6.3, but not including Stock Options granted in lieu of a Non-Employee Director’s annual cash retainer pursuant to Section 6.8). Any Stock Options granted pursuant to this Section 6.2 shall be granted as of the date of the annual meeting.
          6.3 Discretionary Stock Option Grant. In addition to any Stock Options granted pursuant to Section 6.2, the Board may from time to time grant Stock Options to Non-Employee Directors to purchase a number of shares of Common Stock determined by the Board; provided, however, that no

Non-Employee Director may receive Stock Options worth in the aggregate more than $100,000 (as determined by the Board) in any Service Year (including Stock Options granted pursuant to Section 6.2, but not including Stock Options granted in lieu of a Non-Employee Director’s annual cash retainer pursuant to Section 6.8).
          6.4 Exercise Price. The exercise price of a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant of such Stock Option.
          6.5 Term. The term of each Stock Option shall be not more than ten (10) years after the date immediately preceding the date on which the Stock Option is granted, as determined by the Board in its sole discretion.
          6.6 Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Secretary of the Company, or the Secretary’s designee, specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price in cash, by certified check, bank draft, or money order payable to the order of the Company, by delivery of shares of Common Stock already owned by the Non-Employee Director for at least six (6) months, or, if permitted by the Board (in its sole discretion) and applicable law, by delivery of, alone or in conjunction with a partial cash or instrument payment, some other form of payment acceptable to the Board. Payment instruments shall be received by the Company subject to collection. The proceeds received by the Company upon exercise of any Stock Option may be used by the Company for general corporate purposes. Any portion of a Stock Option that is exercised may not be exercised again.
          6.7 Exercisability. In respect of any Stock Option granted under the Plan, unless otherwise determined by the Board (in its sole discretion) at any time and from time to time, such Stock Option shall become exercisable as to the aggregate number of shares of Common Stock underlying such Stock Option, as determined on the date of grant, as follows:
•	One third (1/3), on the first anniversary of the date of grant of the Stock Option, provided the Non-Employee Director continuously remains a director of the Company;

•	Two thirds (2/3), on the second anniversary of the date of grant of the Stock Option, provided the Non-Employee Director continuously remains a director or consultant of the Company;

•	100%, on the third anniversary of the date of grant of the Stock Option, provided the Non-Employee Director continuously remains a director or consultant of the Company.
Notwithstanding anything to the contrary contained in this Section 6.7, such Stock Option shall become one hundred percent (100%) exercisable as to the aggregate number of shares of Common Stock underlying such Stock Option upon the death or Disability of the Non-Employee Director.
          6.8 Election to Receive Stock Options in Lieu of Annual Cash Retainer. In addition to any Awards granted pursuant to Sections 6.2, 6.3, 7.2 and 7.3, the Board, in its discretion, may permit a Non-Employee Director to elect to receive Stock Options in lieu of all or a portion of his or her annual cash retainer. If the Board permits such an election, it, in its discretion, shall determine the appropriate terms of such Stock Options. Any such election, if permitted by the Board, shall be made in accordance with such procedures as are adopted from time to time by the Board.

          6.9 Election of Form of Grant. The Board, in its discretion, may permit a Non-Employee Director to elect whether an annual grant (in the amount determined by the Board) is made to such Non-Employee Director in the form of Stock Options pursuant to Section 6.2 or Restricted Shares pursuant to Section 7.2, provided that such election is made prior to the date of the applicable annual meeting and otherwise is made in accordance with such procedures as are adopted from time to time by the Board.
     7. Restricted Shares.
          7.1 Terms and Conditions; Annual Grant of Restricted Shares. Grants of Restricted Shares shall be subject to the terms and conditions set forth in this Section 7 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Board shall set forth in the relevant Award Agreement.
          7.2 Annual Grant of Restricted Shares. Restricted Shares may be granted alone or in addition to Stock Options. Each person who is or becomes a Non-Employee Director on the date of an annual meeting of the Company’s shareholders and whose service will continue after such meeting shall be granted a number of Restricted Shares, if any, determined annually by the Board; provided, however, that no Non-Employee Director may receive Restricted Shares worth more than $100,000 (as determined by the Board) in any Service Year (including Restricted Shares granted pursuant to Section 7.3, but not including Restricted Shares granted in lieu of a Non-Employee Director’s annual cash retainer pursuant to Section 7.4). Any Restricted Shares granted pursuant to this Section 7.2 shall be granted as of the date of the annual meeting.
          7.3 Discretionary Grant of Restricted Shares. In addition to any Restricted Shares granted pursuant to Section 7.2, the Board may from time to time grant a number of Restricted Shares to Non-Employee Directors determined by the Board; provided, however, that no Non-Employee Director may receive Restricted Shares worth more than $100,000 (as determined by the Board) in any Service Year (including Restricted Shares granted pursuant to Section 7.2, but not including Restricted Shares granted in lieu of a Non-Employee Director’s annual cash retainer pursuant to Section 7.4).
          7.4 Election to Receive Restricted Shares in Lieu of Annual Cash Retainer. In addition to any Awards granted pursuant to Sections 6.2, 6.3, 7.2 and 7.3, the Board, in its discretion, may permit a Non-Employee Director to elect to receive Restricted Shares in lieu of all or a portion of his or her annual cash retainer. If the Board permits such an election, it, in its discretion, shall determine the appropriate terms of such Restricted Shares. Any such election, if permitted by the Board, shall be made in accordance with such procedures as are adopted from time to time by the Board.
          7.5 Restrictive Legend. With respect to each Non-Employee Director receiving an Award of Restricted Shares, there shall be issued a stock certificate (or certificates) in respect of such Restricted Shares. Such stock certificate(s) shall be registered in the name of such Non-Employee Director, shall be accompanied by a stock power duly executed by such Non-Employee Director, and shall bear, among other required legends, the following legend:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including, without limitation, forfeiture events) contained in the Broadpoint Gleacher Securities Group, Inc. 2003 Non-Employee Directors Stock Plan and an Award Agreement entered into between the registered owner hereof and Broadpoint Gleacher Securities Group, Inc. Copies of such Plan and Award

Agreement are on file in the office of the Secretary of Broadpoint Gleacher Securities Group, Inc., 12 East 49th Street, 31st Floor, New York, NY 10017. Broadpoint Gleacher Securities Group, Inc. will furnish to the recordholder of the certificate, without charge and upon written request at its principal place of business, a copy of such Plan and Award Agreement. Broadpoint Gleacher Securities Group, Inc. reserves the right to refuse to record the transfer of this certificate until all such restrictions are satisfied, all such terms are complied with and all such conditions are satisfied.”
Such stock certificate evidencing such shares shall, in the sole discretion of the Board, be deposited with and held in custody by the Company until the restrictions thereon shall have lapsed and all of the terms and conditions applicable to such grant shall have been satisfied.
     7.6 Nature of Restricted Shares. A grant of Restricted Shares is an Award of shares of Common Stock granted to a Non-Employee Director, subject to such restrictions, terms and conditions as the Board deems appropriate, including, without limitation, (a) restrictions on the sale, assignment, transfer, hypothecation or other disposition of such shares, (b) the requirement that the Non-Employee Director deposit such shares with the Company while such shares are subject to such restrictions, and (c) the requirement that such shares be forfeited if the Non-Employee Director ceases to be a director for specified reasons within a specified period of time or for other reasons.
     7.7 Restriction Period. In accordance with this Section 7 of the Plan and unless otherwise determined by the Board (in its sole discretion) at any time and from time to time, Restricted Shares shall only become unrestricted and vested in the Non-Employee Director in accordance with such vesting schedule relating to such Restricted Shares, if any, as the Board may establish in the relevant Award Agreement (the “Restriction Period”). Notwithstanding the preceding sentence, in no event shall the Restriction Period be less than six (6) months after the date of grant. During the Restriction Period, such stock shall be and remain unvested and a Non-Employee Director may not sell, assign, transfer, pledge, encumber or otherwise dispose of or hypothecate such Award. Upon satisfaction of the vesting schedule and any other applicable restrictions, terms and conditions, the Non-Employee Director shall be entitled to receive payment of the Restricted Shares or a portion thereof, as the case may be, as provided in Section 7.8 of the Plan.
     7.8 Payment of Restricted Share Grants. After the satisfaction and/or lapse of the restrictions, terms and conditions established by the Board in respect of a grant of Restricted Shares, a new certificate, without the legend set forth in Section 7.5 of the Plan, for the number of shares of Common Stock which are no longer subject to such restrictions, terms and conditions shall, as soon as practicable thereafter, be delivered to the Non-Employee Director.
     7.9 Shareholder Rights. A Non-Employee Director shall have, with respect to the shares of Common Stock underlying a grant of Restricted Shares, all of the rights of a shareholder of such stock (except as such rights are limited or restricted under the Plan or in the relevant Award Agreement). Any stock dividends paid in respect of unvested Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same restrictions and other terms and conditions that apply to the unvested Restricted Shares in respect of which such stock dividends are issued.
     8. Deferral Elections. The Board may permit a Non-Employee Director to elect to defer receipt of any payment of cash or any delivery of shares of Common Stock that would otherwise be due to such Non-Employee Director by virtue of the exercise or settlement of any Award made under the

Plan. If any such election is permitted, the Board shall establish rules and procedures for such deferrals, including, without limitation, the payment or crediting of reasonable interest on such deferred amounts credited in cash, and the payment or crediting of dividend equivalents in respect of deferrals credited in units of Common Stock. The Board may also provide in the relevant Award Agreement for a tax reimbursement cash payment to be made by the Company in favor of any Non-Employee Director in connection with the tax consequences resulting from the grant, exercise or settlement of any Award made under the Plan.
     9. Dividend Equivalents. In addition to the provisions of Section 7.9 of the Plan, Awards of Stock Options may, in the sole discretion of the Board and if provided for in the relevant Award Agreement, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Common Stock, the Non-Employee Director shall be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the shares of Common Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Board shall establish such rules and procedures governing the crediting of such dividend equivalents, including, without limitation, the amount, the timing, form of payment and payment contingencies and/or restrictions of such dividend equivalents, as it deems appropriate or necessary.
     10. Termination of Service.
          10.1 Options. If a Non-Employee Director ceases to be a member of the Board for any reason, any then unexercisable Stock Options shall be forfeited and cancelled by the Company. Except as otherwise provided in this Section 10.1, if a Non Employee Director ceases to be a member of the Board for any reason, such Non-Employee Director’s rights, if any, to exercise any then exercisable Stock Options, if any, shall terminate ninety (90) days after the date of such termination of service (but not beyond the stated term of any such Stock Option as determined under Sections 6.5) and thereafter such Stock Options shall be forfeited and cancelled by the Company. If a Non-Employee Director ceases to be a member of the Board due to death or Disability, a Non-Employee Director (and such Non-Employee Director’s estate, designated beneficiary or other legal representative, as the case may be and as determined by the Board) shall have the right, to the extent exercisable immediately prior to any such termination of service, to exercise such Stock Options, if any, at any time within the one (1) year period following such termination due to death or Disability (but not beyond the term of any such Stock Option as determined under Sections 6.5).
          10.2 Restricted Shares. If a Non-Employee Director ceases to be a member of the Board for any reason (other than due to Disability or death) prior to the satisfaction and/or lapse of the restrictions, terms and conditions applicable to a grant of Restricted Shares, such Restricted Shares shall immediately be cancelled and the Non-Employee Director (and such Non-Employee Director’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Shares. If the Non-Employee Director ceases to be a member of the Board due to death or Disability, the Non-Employee Director shall become 100% vested in any such Non-Employee Director’s Restricted Shares as of the date of any such termination.
     11. Non-transferability of Awards. No Award under the Plan or any Award Agreement, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by a Non-Employee Director or any beneficiary(ies) of any Non-Employee Director, except by testamentary disposition by the Non-Employee Director or the laws of intestate succession; provided, however, that an Award may be transferred to a Non-Employee Director’s family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members. No such interest shall be subject to execution, attachment or similar legal process, including, without limitation, seizure for the payment of the Non-

Employee Director’s debts, judgments, alimony, or separate maintenance. During the lifetime of a Non-Employee Director, Stock Options are exercisable only by the Non-Employee Director.
     12. Changes in Capitalization and Other Matters.
          12.1 No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Non-Employee Director, beneficiary or any other person shall have any claim against any member of the Board, the Company or any Subsidiary, or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action.
          12.2 Recapitalization Adjustments. In the event of any change in capitalization affecting the Common Stock of the Company, including, without limitation, a distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the Common Stock, the Board shall authorize and make such proportionate adjustments, if any, as the Board deems appropriate to reflect such change, including, without limitation, with respect to the aggregate number of shares of the Common Stock for which Awards in respect thereof may be granted under the Plan, the maximum number of shares of the Common Stock which may be granted or awarded to any Non-Employee Director, the number of shares of the Common Stock covered by each outstanding Award, and the exercise price or other price per share of Common Stock in respect of outstanding Awards. Notwithstanding the foregoing, in the event of a stock dividend, the proportionate adjustments described in this Section 12.2 shall occur automatically, without any Board action being required.
          12.3 Certain Mergers.
               12.3.1 If the Company enters into or is involved in any merger, reorganization or other business combination with any person or entity (such merger, reorganization or other business combination to be referred to herein as a “Merger Event”) and as a result of any such Merger Event the Company will be or is the surviving corporation, a Non-Employee Director shall be entitled, as of the date of the execution of the agreement evidencing the Merger Event (the “Execution Date”) and with respect to both exercisable and unexercisable Stock Options (but only to the extent not previously exercised), to receive substitute stock options in respect of the shares of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Stock Options granted hereunder as of the date of the consummation of the Merger Event. Notwithstanding anything to the contrary in this Section 12.3, if any Merger Event occurs, the Company shall have the right, but not the obligation, to pay to each affected Non-Employee Director an amount in cash or certified check equal to the excess of the Fair Market Value of the Common Stock underlying any affected unexercised Stock Options or as of the Execution Date (whether then exercisable or not) over the aggregate exercise price of such unexercised Stock Options, as the case may be.

               12.3.2 If, in the case of a Merger Event in which the Company will not be, or is not, the surviving corporation, and the Company determines not to make the cash or certified check payment described in Section 12.3.1 of the Plan, the Company shall compel and obligate, as a condition of the consummation of the Merger Event, the surviving or resulting corporation and/or the other party to the Merger Event, as necessary, or any parent, subsidiary or acquiring corporation thereof, to grant, with respect to both exercisable and unexercisable Stock Options (but only to the extent not previously exercised), substitute stock options in respect of the shares of common or other capital stock of such surviving or resulting corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Stock Options previously granted hereunder as of the date of the consummation of the Merger Event.
               12.3.3 Upon receipt by any affected Non-Employee Director of any such cash, certified check, or substitute stock options as a result of any such Merger Event, such Non-Employee Director’s affected Stock Options for which such cash, certified check or substitute awards was received shall be thereupon cancelled without the need for obtaining the consent of any such affected Non-Employee Director.
               12.3.4 The foregoing adjustments and the manner of application of the foregoing provisions, including, without limitation, the issuance of any substitute stock options, shall be determined in good faith by the Board in its sole discretion. Any such adjustment may provide for the elimination of fractional shares.
     13. Change of Control.
          13.1 Acceleration of Awards Vesting. Anything in the Plan to the contrary notwithstanding, if a Change of Control of the Company occurs (a) all Stock Options then unexercised and outstanding shall become fully vested and exercisable as of the date of the Change of Control and (b) all restrictions, terms and conditions applicable to all Restricted Shares then outstanding shall be deemed lapsed and satisfied as of the date of the Change of Control. The immediately preceding sentence shall apply to only those Non-Employee Directors (i) who are serving on the Board as of the date of the Change of Control or (ii) to whom Section 13.3 below is applicable.
          13.2 Payment After Change of Control. Notwithstanding anything to the contrary in the Plan, within thirty (30) days after a Change of Control occurs, (a) the holder of an Award of Restricted Shares vested under Section 13.1(b) above shall receive a new certificate for such shares without the legend set forth in Section 7 of the Plan (and, in the case only of a Change of Control under Section 13.3.1 of the Plan, such holder shall have the right, but not the obligation, to elect, within ten (10) business days after the Non-Employee Director has actual or constructive knowledge of the occurrence of such Change of Control, to require the Company to purchase such shares from the Non-Employee Director at their then Fair Market Value and (b) in the case only of a Change of Control under Section 13.3.1 of the Plan, the holders of any Stock Options shall have the right, but not the obligation, to elect, within ten (10) business days after the Non-Employee Director has actual or constructive knowledge of the occurrence of such Change of Control, to require the Company to purchase such Stock Options from the Non-Employee Director for an aggregate amount equal to the then aggregate Fair Market Value of the Common Stock underlying such Stock Option tendered, less the aggregate exercise price of such tendered Stock Option.
          13.3 Change of Control. For the purpose of this Agreement, “Change of Control” shall mean:

               13.3.1 The acquisition, after the effective date of the Plan, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (a) the shares of the Common Stock, or (b) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition by any individual who, on the effective date of the Plan, beneficially owned 10% or more of the Common Stock, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (iv) any acquisition by any corporation if, immediately following such acquisition, more than 70% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or
               13.3.2 Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease thereafter for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the directors then serving and comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or
               13.3.3 Approval by the shareholders of the Company of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation more than 70% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Voting Securities; or
               13.3.4 Approval by the shareholders of the Company of (a) a complete liquidation or substantial dissolution of the Company, or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a Subsidiary, wholly-owned, directly or indirectly, by the Company.
     14. Amendment, Suspension and Termination.
          14.1 In General. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable to ensure that any and all Awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or the Non-Employee Directors to benefit from any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company or any Subsidiary. No such amendment, suspension or termination shall (x) materially adversely effect the rights of any Non-Employee Director under any outstanding Stock Options or Restricted Share grants, without the consent of such Non-Employee Director or (y) be effective without shareholder approval if such approval is required to comply with any applicable law or stock exchange rule.
          14.2 Award Agreement Modifications. No modification, extension, renewal or other change in any Award granted under the Plan shall be made after grant, unless the same is consistent with the provisions of the Plan.
     15. Miscellaneous.
          15.1 No Right to Reelection. Neither the adoption of the Plan, the granting of any Award, nor the execution of any Award Agreement, shall confer upon any Non-Employee Director any right to remain a member of the Board for any period of time, nor shall it create any obligation on the part of the Board to nominate any of its members for reelection by the Company’s shareholders.
          15.2 Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets in connection with any Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of the Plan or any such award or agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Subsidiary. Nothing contained in the Plan or any Award Agreement shall be construed as creating in respect of any Non-Employee Director (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Subsidiary and/or any such Non-Employee Director, any beneficiary thereof or any other person.
          15.3 Payments to a Trust. The Board is authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Board may make payments of amounts due or to become due to any Non-Employee Directors under the Plan.
          15.4 Other Company Benefit and Compensation Programs. Awards under the Plan may be made in addition to, in combination with, or as alternatives to, grants, awards or payments under any other plans or arrangements of the Company or its Subsidiaries. The existence of the Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain and motivate directors.
          15.5 Listing, Registration and Other Legal Compliance. No Awards or shares of the Common Stock shall be required to be issued or granted under the Plan unless legal counsel for the Company shall be satisfied that such issuance or grant will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Board may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Board may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for shares of the Restricted Shares and/or Common Stock delivered under the Plan may be subject to such stock-transfer orders and such other restrictions as the Board may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. In addition, if, at any time specified herein (or in any Award Agreement or otherwise) for (a) the making of any Award, or the making of any determination, (b) the issuance or other distribution of Restricted Shares and/or Common Stock, or (c) the payment of amounts to or through a Non-Employee Director with respect to any Award, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or any Non-Employee Director (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. Transactions under the Plan are intended to comply with all applicable conditions of SEC Rule 16b-3. To the extent any provision of the Plan or any action by the administrators of the Plan fails to so comply with such rule, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.
          15.6 Award Agreements. Each Non-Employee Director receiving an Award under the Plan shall enter into an Award Agreement with the Company in a form specified by the Board. Each such Non-Employee Director shall agree to the restrictions, terms and conditions of the Award set forth therein and in the Plan.
          15.7 Designation of Beneficiary. Each Non-Employee Director to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any option or to receive any payment which under the terms of the Plan and the relevant Award Agreement may become exercisable or payable on or after the Non-Employee Director’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Non-Employee Director without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Board and shall not be effective until received by the Board. If no beneficiary has been designated by a deceased Non-Employee Director, or if the designated beneficiaries have predeceased the Non-Employee Director, the beneficiary shall be the Non-Employee Director’s estate. If the Non-Employee Director designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Non-Employee Director has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Non-Employee Director.
          15.8 Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.
          15.9 Effective Date. The Plan as amended and restated shall be effective upon its approval by the Board and by the Company’s shareholders.